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                                                                    EXHIBIT 99.1

NETZEE, INC.
Suite 400
6190 Powers Ferry Road
Atlanta, GA 30330



March 29, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X. Netzee, Inc. (the "Company") has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of the Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing  practice  to  provide  reasonable  assurance  that the engagement  was conducted  in  compliance  with  professional  standards,  and  that  there  was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

                                  Very truly yours,

                                  NETZEE, INC.

                                  By: /s/ Richard Eiswirth
                                      ----------------------------------------
                                      Richard Eiswirth, Chief Financial Officer